Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM UPDATES BAKKEN DRILLING ACTIVITIES

Petro-Hunt 148-94-17D-08-1H Well Producing

Petro-Hunt 147-94-3A-10-1H Well Drilling

Brigham Exploration Weisz 11-14#1-H Well Drilling

DENVER, COLORADO, June 10, 2010 — Credo Petroleum Corporation (NASDAQ:  CRED), an oil and gas exploration and production company with significant assets in North Dakota, Central Kansas and Oklahoma, today updated its Bakken drilling activities in the Williston Basin of North Dakota.

The company previously announced the Petro-Hunt 148-94-17D-08-1H (“17-D”), its first Bakken horizontal well.  The well has flowed 40,000 BOE (barrels of oil equivalent) in the first 90 days of production.  During initial testing, the well flowed 1,267 barrels of oil and 1.24 million cubic feet of gas, or 1,474 BOE over a 24-hour period.  The 17-D is one of the best performing wells in the immediate area, and Credo owns a 10% working interest.

Drilling is currently underway on a second Bakken well, the Petro-Hunt 147-94-3A-10-1H (“3-A”), located on Credo’s acreage.  The new well is on a 1,280 acre spacing unit located about four miles southeast of the 17-D.  Credo owns an 18.75% working interest.

Both wells are located on the Fort Berthold Reservation in Dunn County, North Dakota.  Credo has leased approximately 8,000 gross (6,000 net) acres on the Reservation containing about 50 drillable spacing units.  The acreage is generally located south and west of Parshall Field.  The company’s interests range up to 51% depending on the size of the spacing unit.  The Reservation is surrounded on three sides by horizontal Bakken production, and about a dozen operators are actively working on the Reservation, including Petro-Hunt, Kodiak, Marathon, Questar, EOG and Slawson.

In Williams County, North Dakota, drilling is underway on the Brigham Exploration Weisz 11-14#1-H (“Weisz”).  The well is located on a 1,280 acre spacing unit about one mile east of Brigham’s Olson 10-15-H well which has produced almost 115,000 BOE in 15 months.  Credo owns a 6% working interest and, based on Brigham’s exploration plan for the area, expects up to three Bakken wells to be drilled on the spacing unit and potentially three additional wells to develop the deeper Sanish/Three Forks formation.

Management Comment

Marlis E. Smith, Jr., Chief Executive Officer, stated “We are pleased to have drilling underway on our second Bakken well operated by Petro-Hunt.  Our first Bakken well with Petro-Hunt is an excellent well and, to date, is one of the surrounding area’s best Bakken performers.  The new 3-A well is very significant for Credo because our 18.75% ownership is nearly twice our interest in the first well.  Credo owns interests ranging from 5% to 51% in 17 spacing units located in the immediate vicinity of the 17-D and 3-A wells.

“I am also very encouraged to be participating in Bakken drilling with Brigham Exploration.  Brigham is known for utilizing cutting-edge geosteering technology, and maximizing oil recovery potential with long-laterals and multi-stage fracture stimulations.  Accordingly, I have very high hopes for the Weisz well.  Beyond the Weisz, I expect additional Bakken drilling on the 1,280 acre spacing unit, which also has the added bonus of underlying Three Forks potential.  According to Brigham’s development plan for the area, there could potentially be six wells drilled on the spacing unit, three Bakken and three Sanish/Three Forks.

“We anticipate announcing completion results on both the 3-A and Weisz wells next month.  The Bakken is by far the most exciting oil resource play in the U.S. and our drilling program is still in its infancy.  With an inventory of over 50 drillable spacing units, we expect the Bakken to add very significantly to Credo’s production and reserves over the next few years.”

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For more information about the company, visit http://www.credopetroleum.com.

Contact:	Marlis E. Smith, Jr.
Chief Executive Officer
or
Alford B. Neely
Chief Financial Officer
303-297-2200
Web Site:	www.credopetroleum.com

About Credo Petroleum:  Credo Petroleum Corporation is an independent exploration, development and production company based in Denver, Colorado.  The company has significant operations in the Williston Basin of North Dakota, central Kansas, the Anadarko Basin of North Texas and northwest Oklahoma, and in southern Oklahoma.  Credo uses advanced technologies to systematically explore for oil and gas and, through its patented Calliope Gas Recovery System, to recover stranded reserves from depleted gas reservoirs.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.